Exhibit 99.1

Cyber Defense Systems Signs LOI and Reseller Agreement with V-TOL Aerospace Pty Ltd for Australian Joint Venture to be named Cyber Aerospace Australia

ST. PETERSBURG, Fla.--(BUSINESS WIRE)--Oct. 3, 2005--Cyber Defense Systems, Inc. (OTCBB:CYDF), a designer and developer of next-generation unmanned aerial vehicles (UAV's), today announced it has signed a letter of intent and reseller agreement with V-TOL as the two companies will look to enhance each other in the global marketplace.

The new entity will be called Cyber Aerospace Australia Pty., Ltd. (CAA), and will be a joint venture to manufacture and develop a family of unmanned air vehicles (UAV's). Located in Brisbane, Australia, the ownership will be divided 50/50 between the two parent corporations. The Board will consist of four members, two from Cyber Defense Systems, Inc., and two from V-TOL. The position of Chairman of the Board will be rotational.

Cyber Defense Systems, Inc. will provide VTOL with solutions that will bridge capability gaps that may be created by a customer's mission requirement. Such solutions may include, but are not limited to: high altitude unmanned aerial vehicle (UAV) technology, fixed wing airship technology, and multi-use platform vehicle technology. These technological solutions will be critical to the continued development of the Joint Ventures next generation robotic air-platforms.

The first project to be developed will be the next-generation CyberScout(TM). This composite jet turbine version of the current flying prototype CyberScout(TM). The project has been fully funded with the full production scheduled to begin in approximately 6 months. The new CyberScout over all dimensions will be approximately 90" by 90", weigh 70 lb fully fueled, have 1 hour of flight time, 40 lbs of payload including fuel with a 250 Knots top end airspeed.

The newly formed entity will enable Cyber Defense Systems, Inc. & V-TOL to pursue Capital financing both in USA and within Australia and through grant programs in each country.

We are delighted to have partnered with V-TOL for the design, development and implementation of our line of UAV's," commented Mr. Billy Robinson, CEO of Cyber Defense Systems. "Their design and support of next-generation airborne platforms is unparalled in the industry, and we look forward to developing the world's most sophisticated UAV's, added Mr. Robinson."

Mark Antonio Xavier, Managing Director, V-TOL Aerospace Pty Ltd., commented, "With the recent agreement to become the CyberBug(TM) reseller and entering into the LOI, we look forward to our newly formed partnership with Cyber Defense and believe our complementing technologies will enable us to deliver low-cost defense and communication technology solutions to the world."

ABOUT CYBER DEFENSE SYSTEMS

Cyber Defense Systems, Inc. is designing and building a new generation of UAV's. Cyber Defense is currently marketing the airships and their CyberBug(TM) UAV's to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations. Cyber Defense Systems, Inc.http://www.cduav.com (OTCBB: CYDF).

ABOUT TECHSPHERE SYSTEMS INTERNATIONAL

Techsphere Systems International, Inc., a wholly owned subsidiary of Cyber Defense, is located in Atlanta and Columbus, GA, is the manufacturer of low-, mid- and high-altitude airships. Together with their teaming companies, Techsphere will design and build unique airship platforms for use in many areas including surveillance, the military and wireless communications. The current spherical airship design holds the world altitude record at over 20,000 feet. http://www.techsphere.us.

ABOUT PROXITY

Proxity, Inc. is a developmental holding company specializing in the deployment and marketing of security protection technology and government contract fulfillment. With 18,750,000 shares in CYDF, Proxity is a major shareholder. Proxity seeks to acquire and develop both Internet-based business opportunities and security technology. The Company plans to enter into developmental, teaming and exclusive and nonexclusive marketing and distribution agreements with products developed for Government, commercial, military and homeland defense areas. http://www.proxity.com. (PinkSheets:PRXT).

ABOUT V-TOL AEROSPACE

V-TOL designs and supports next generation robotic airborne platforms called i -Products(TM). Where a combination of i -Products(TM) is required to achieve the desired outcome V-TOL will craft doctrine and the Operating Procedures to deliver an effective operational i -System(TM) solution. V-TOL Aerospace represents a unique collection of industry knowledge and experience schooled in teamwork to achieve superior outcomes. Many of our key personnel have been involved in UAV related projects since the early 1990s, including trials of early generation fixed wing systems such as the AV-Pointer. Our human capital is V-TOL's competitive advantage.
http://www.v-tol.com/

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.


    CONTACT: Cyber Defense Systems, IncBilly Robinson, 727-577-0878 billy@cduav.com or
             V-TOL Aerospace Pty Ltd
             Mark Antonio Xavier, 617-3275-2811
             info@v-tol.com
             or
             TTC Group, Inc
             Victor Allgeier, 212-227-0997
             Info@ttcominc.com

    SOURCE:  Cyber Defense Systems, Inc.